Exhibit 10.01

LOEWS CORPORATION
DEFERRED COMPENSATION PLAN
amended and restated as of December 31, 2005

_____________
December 1, 2005

1.     PURPOSE
The purpose of the Loews Corporation Deferred Compensation Plan (the “Plan”) is to provide non-employee directors of Loews Corporation (the “Corporation”), select management employees of the Corporation and select management employees of certain of its Subsidiaries and Affiliates (hereinafter, with the Corporation, collectively referred to as the “Company”) as determined by the Administrative Committee for the Deferred Compensation Plan, an opportunity, in accordance with the terms and conditions set forth herein, to defer, on a non-qualified basis, compensation that would otherwise be payable currently.

2.     ADMINISTRATION
The Plan shall be administered by a committee (the “Administrative Committee for the Deferred Compensation Plan”, hereinafter referred to as the “Committee”) consisting of at least three members appointed by the Board of Directors of the Corporation (the “Board”). The Committee shall have the sole and complete authority to interpret the terms and provisions of the Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of the Plan as it shall from time to time deem advisable. The Committee may appoint a person or persons to administer the Plan on a day-to-day basis.

3.     ELIGIBILITY
The Committee shall have the sole and absolute discretion to select those individuals who shall participate in the Plan (“Participants”) and shall determine the extent to which Participants can defer compensation.

4.     ELECTION TO DEFER
(a)
A Participant may elect to defer receipt of a portion of his/her compensation (as defined in Paragraph 10 hereunder) as (and to the extent) permitted by the Committee. A Participant may also elect the rate of interest to be applied to said deferral.

(b)
The election by a Participant to defer compensation shall be made before the beginning of the calendar year in which such compensation is earned. The election by a Participant of the rate of interest to be applied to said deferred compensation shall also be made before the beginning of the calendar year in which such compensation is earned.

(c)
A Participant must make separate elections as to the amount deferred and the applicable rate of interest to be applied thereon, with respect to each calendar year of participation in the Plan. Amounts deferred under this Paragraph 4 shall be referred to as the “Deferred Amounts”. Election forms for Participants to defer compensation and elect a rate of interest thereon (as provided in Paragraph 6 hereunder), shall be provided by the Committee, and all such elections shall be made in writing on such forms.

(d)
All amounts deferred prior to January 1, 2005 together with any income earned thereon are deemed “grandfathered” pursuant to Section 409A of the Internal Revenue Code and all Treasury Regulations issued thereunder, and shall be administered in accordance with the Plan in effect as of October 4, 2004 for said “grandfathered” amounts, with one exception: the notional interest rates earned on amounts deferred prior to January 1, 2005 shall be revised to comply with the proposed Treasury regulations issued under Section 409A of the Internal Revenue Code.

All amounts deferred subsequent to December 31, 2004 shall comply with the provisions of Section 409A of the Internal Revenue Code and all Treasury Regulations issued thereunder so as to not subject the Participants to the income inclusion, interest and tax penalty provisions imposed under Section 409A.

All Participants shall receive an annual statement listing their deferred compensation by year of election together with all respective interest income earned thereon.

5.     ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT
At the time of the Participant’s initial election to defer pursuant to Paragraph 4, the Company shall establish a memorandum account (a “Deferred Compensation Account”) for each participant on its books. The Deferred Amount (as determined under the participant’s election form) shall be credited to the Participant’s Deferred Compensation Accounts as of the day that the compensation would otherwise have been paid to the Participant.

6.     ADDITIONS TO DEFERRED AMOUNTS
Amounts equivalent to interest (“Interest”) shall be credited to a Participant’s Deferred Compensation Account at the end of each calendar year based on the average balance (including Deferred Amounts and prior interest credits) in the Participant’s Account for such year. Interest for any calendar year shall be computed at a rate equal to the Constant Maturity Treasuries plus twenty-five basis points as reported in the Federal Reserve Bank H15 Report as of the first business day of November of the prior year with the following exception:

The rate for a 30-year period shall be the rate for a 20-year Constant Maturity Treasury with a linear extrapolation factor for 10 years as reported in the Federal Reserve Bank H15 Report as of the first business day of November of the prior year.

A Deferred Compensation Account that is paid out prior to the last day of a calendar year shall be credited with Interest for a partial year ending with the date of payout based on the average balance in the Participant’s Account for such partial year.

7.     PAYMENT OF DEFERRED AMOUNTS
For purposes of this Paragraph 7, continuous service of the Participant with the Company and any corporation or other entity that is the successor, either directly or indirectly, to all or substantially all of the assets and business of the Company shall be deemed continuous service with the Company so long as such successor is a Subsidiary or Affiliate.

(a)	Subject to the provisions of subparagraphs (b) and (c) below, to the extent a Participant elects to defer compensation for any given year, such deferral shall be for at least three years.

(b)	The Participant shall elect, in his/her election to defer, that his/her Deferred Compensation Account be paid either:

(i)	in a lump sum; or

(ii)
in a series of annual installment payments (each as nearly equal as possible), the number of which cannot exceed fifteen, as the Participant shall elect under rules established by the Committee. Each series shall be designated as a separate payment.

In the absence of an election by a Participant, the distribution will be made in a lump sum payment.

(c)
(i) In the event of the Participant’s death or disability, payment of the balance in the Participant’s Deferred Compensation Account shall be made as elected by the Participant in the election to defer, to the Participant’s designated beneficiary or if none, to the Participant’s estate, in the case of death, or to the Participant, in the case of disability;

(ii) In the event of the Participant’s termination of service from the Company for employee retirement, or the end of service as a non-employee director, payment of the balance in the Participant’s Deferred Compensation Account shall be made as elected by the Participant in the election to defer; and

(iii) In the event of the Participant’s termination of service from the Company for any reason other than death, disability, employee retirement or the end of service as a non-employee director, payment of the balance in the Participant’s Deferred Compensation Account shall be made in a lump sum notwithstanding the Participant’s election to the contrary.

All payments to be made pursuant to subsections (ii) and (iii) above shall commence on the first of the month following six (6) months subsequent to the designated event in (ii) and (iii).

(d)
Anything contained in this Paragraph 7 to the contrary notwithstanding, in the event a Participant incurs a severe financial hardship or a Participant becomes disabled, the Committee, upon written application of such Participant, will direct immediate payment of all or a portion of the then current value of such Participant’s Deferred Compensation Account. The Participant’s deferral election shall be cancelled, and not postponed or otherwise delayed, and any later deferral election shall be treated as an initial deferral election.

(i)
A severe financial hardship to the Participant is a situation: (1) resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent; (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount of the distribution is limited to the amount needed to satisfy the emergency plus taxes reasonably anticipated as a result of the distribution. Distributions shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).

(ii)	A Participant is deemed disabled if determined to be totally disabled by the Social Security Administration.

(e)
For deferrals on or after January 1, 2005, a Participant may make a new election as to the time and/or form of payment at any time with respect to prior deferrals, provided that such election; (1) will not take effect until at least 12 months after the date on which such election is made; (2) that the first payment with respect to which such election is made is deferred for a period of not less than 5 years; and, (3) that such election shall not be made less than 12 months prior to the date of the first scheduled payment.

8.     TRANSFERABILITY OF INTERESTS
Except for the right of a Participant to designate a beneficiary as hereinabove provided, a Participant, or beneficiary’s, rights and interests may not be anticipated, alienated, assigned, pledged, transferred or otherwise encumbered.

9.     AMENDMENT, SUSPENSION AND TERMINATION
The Corporation, in its sole and absolute discretion, at any time may amend, suspend or terminate the Plan or any portion thereof. No such amendment, suspension or termination shall alter or impair the rights of a Participant with respect to then Deferred Amounts.

10.  DEFINITIONS
(a)	The term “Compensation” shall mean:

(i)	base salary for employees; and,

(ii)	cash retainer and meeting fees for non-employee directors of the Corporation.

(b)
The term “Subsidiary” shall mean any corporation or other entity 50 percent or more of the voting stock or ownership interest of which shall at the time be owned directly or indirectly by the Corporation.

(c)	The term “Affiliate” means any corporation or other entity which is not a Subsidiary but as to which the Corporation or a Subsidiary possesses a direct or indirect ownership interest.

11.  UNFUNDED OBLIGATION
No assets of the Company have been set aside to provide for the payment of the Deferred Amounts. Assets of the Company are subject to the claims of the Company’s general creditors. The Plan is intended to be, and shall be operated and administered to be, a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a selected group of non-employee directors and management employees. The Company shall make no provision for the funding or insuring of Deferred Amounts that would cause the Plan to be (i) a “funded” plan for purposes of section 404(a)(5) of the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (ii) other than an “unfunded and unsecured promise to pay money or property in the future” under Treasury Regulations sections 1.83-3(e). A Participant and his/her beneficiary shall be treated as a general unsecured creditor of the Company at all times under this Plan, except as otherwise provided under applicable state law.

12.   NO RIGHT TO EMPLOYMENT, TO RENDER SERVICES, OR OTHER BENEFITS
This Plan shall not constitute a contract of employment, nor an arrangement to render services, between the Company and the Participant, and nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of, nor the right to continue to render services to, the Company.

Any compensation deferred and any benefits paid under this Plan shall be disregarded in computing benefits under any employee benefit plan of the Company, except to the extent expressly provided for in such employee benefit plans; and, further provided that any benefit, which would have been payable to Participants under the “Retirement Plan for Employees of Loews Corporation” had compensation deferred under this Plan been included in Compensation (for Retirement Plan purposes) in the calendar year to which the deferred compensation is attributable, shall be paid under the “Benefit Equalization Plan”.

13.   EFFECTIVE DATE
The Plan, as amended and restated, shall be effective immediately upon approval by the Board of Directors.

14.   GOVERNING LAW
The Plan shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.

15.   COMPLIANCE WITH SECTION 409A OF THE CODE
The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Internal Revenue Code and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may, at any time, be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on or after January 1, 2005. There are rights and benefits that existed under the Plan as of October 3, 2004 that are deemed to be “grandfathered” pursuant to Code

Section 409A and the underlying Regulations. Notwithstanding any provisions of the Plan to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in income inclusion, interest and an excise tax equal to 20% of the amount of the deferred compensation required to be taken into income under Section 409A of the Code.